Exhibit 5.1

May 16, 2013 Pike Electric Corporation 100 Pike Way Mount Airy, North Carolina 27030

Ladies and Gentlemen:

We have acted as counsel to Pike Electric Corporation, a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (File No. 333-137158) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering 8,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”). The Shares are to be sold by LGB Pike II LLC (the “Selling Stockholder”) pursuant to the underwriting agreement, dated as of May 15, 2013 (the “Underwriting Agreement”), among the Company, the Selling Stockholder and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Underwriters named in Schedule 1 to the Underwriting Agreement.

In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, (ii) the Registration Statement, the prospectus contained therein and the prospectus supplement, dated as of May 15, 2013 (the “Prospectus Supplement”), relating to the sale by the Selling Stockholder of the Shares, each as filed with the Commission, (iii) the Underwriting Agreement, and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

We have relied, with respect to certain factual matters, on the representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, and the legal competence of all signatories to such documents.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares to be sold by the Selling Stockholder have been duly authorized and are validly issued, fully paid and nonassessable.

May 16, 2013

We are admitted to practice in the State of North Carolina, and we express no opinion as to matters governed by any laws other than the laws of the State of North Carolina, the Delaware General Corporation Law and the Federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus Supplement forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder

Very truly yours,

/s/ MOORE & VAN ALLEN PLLC